Exhibit 99.1

NYSE American – UEC

Uranium Energy Corp Announces Results of
Annual Meeting of Stockholders

July 23, 2026, Corpus Christi, Texas – Uranium Energy Corp (NYSE American: UEC, the “Company” or “UEC”) is pleased to announce the following results of the Company’s recent annual meeting of stockholders held on July 23, 2026 (the “AGM”):

●	Amir Adnani, Spencer Abraham, David Kong, Vincent Della Volpe, Gloria Ballesta and Trecia Canty were elected to the Board of Directors of the Company;

●	The appointment of PricewaterhouseCoopers LLP, Chartered Professional Accountants, was ratified as the Company’s independent registered accounting firm for the fiscal year ending July 31, 2026; and

●	The Company’s non-binding vote on the compensation of its named executive officers was approved.

For complete results on all matters voted on at the AGM, please see the Company’s Current Report on Form 8-K filed on EDGAR at www.sec.gov.

Following the AGM the following Executive Officers of the Company were re-appointed by the Board of Directors of the Company:

Amir Adnani:	President and Chief Executive Officer;

Josephine Man:	Chief Financial Officer, Treasurer and Secretary;

Scott Melbye	Executive Vice President; and

Brent Berg	Senior Vice President, U.S. Operations.

About Uranium Energy Corp

Uranium Energy Corp is America’s largest and fastest growing uranium company. The Company controls the largest uranium resource base and the most licensed production capacity in the United States, totaling approximately 12 million pounds per year across its Wyoming and South Texas platforms. In Canada, the Company controls one of the most extensive land and resource portfolios in the Athabasca Basin, anchored by the Roughrider Project in Saskatchewan. Through its wholly owned subsidiary, United States Uranium Refining & Conversion Corp, UEC is pursuing domestic refining and conversion capabilities to further strengthen the U.S. nuclear fuel supply chain. UEC maintains a 100% unhedged uranium strategy, providing full exposure to uranium market fundamentals. The Company is managed by professionals with decades of experience across uranium exploration, development, production and fuel cycle infrastructure.

Contact Uranium Energy Corp Investor Relations at:

Toll Free: (866) 748-1030

Fax: (361) 888-5041

E-mail: info@uraniumenergy.com

Stock Exchange Information:

NYSE American: UEC

WKN: AØJDRR

ISN: US9168961038